Exhibit 99.3

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Teleglobe Bermuda Holdings, Ltd. on Form S-4 and in the Proxy Statement/Prospectus of Teleglobe Bermuda Holdings, Ltd. and ITXC Corp., which is part of the Registration Statement, of our opinion dated November 3, 2003 appearing as Appendix B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “The Merger—Background of the Merger,” “The Merger—Recommendation of the ITXC Board of Directors; ITXC’s Reasons for the Merger” and “The Merger—Opinion of ITXC’s Financial Advisor.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

	By:	Constantine N. Darras

New York, New York
March 26, 2004